Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-107294, 333-47836 and 333-137090) pertaining to the Bruker BioSciences Corporation Amended and Restated 2000 Stock Option Plan of our report dated March 31, 2006, with respect to the consolidated financial statements of Bruker Optics, Inc. included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 12, 2006